Exhibit 10.1

Bid Version

[Dealer Name]

[Dealer Address]

[______], 2026

To:	Itron, Inc.

2111 N Molter Road

Liberty Lake, Washington 99019

Attention: [ ]

Telephone No.: [ ]

Re:	[Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [Dealer Name] (“Dealer”) and Itron, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated February [ ], 2026 (the “Offering Memorandum”) relating to the [ ]% Convertible Senior Notes due 2032 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD [ ] (as increased by [up to]1 an aggregate principal amount of USD [ ] [if and to the extent that]2[pursuant to the exercise by]3 the Initial Purchasers (as defined herein) [exercise]4[of]5 its option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]6 dated February [ ], 2026 (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by both parties as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]7[Indenture as executed]8. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section [10.01(k)] of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Offering Memorandum or (y) pursuant to Section [14.07] of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(i)(iv) below) unless the parties agree otherwise in writing.

[1]	Include in the Base Call Option Confirmation.
[2]	Include in the Base Call Option Confirmation.
[3]	Include in the Additional Call Option Confirmation.
[4]	Include in the Base Call Option Confirmation.
[5]	Include in the Additional Call Option Confirmation.
[6]	Insert if Indenture is not completed at the time of the Confirmation.
[7]	Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.
[8]	Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), [(ii) the election of an executed guarantee of [____________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule I as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer,]9 [(iv)/(ii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer or its Credit Support Provider if a Credit Support Provider is specified in relation to Dealer, with (a) the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi)(1) of the Agreement, (b) a “Threshold Amount” with respect to Dealer (or its Credit Support Provider if applicable) of three percent of the shareholders’ equity of Dealer (or its Credit Support Provider if applicable) as of the Trade Date and (c) the following language added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and [(v)/(iii)] the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[______], 2026

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below
Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, with no par value (Exchange symbol “ITRI”).

Number of Options:	[_______]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

[9]	Include only if applicable to Dealer. Guarantee is requested if Dealer is not the highest rated equity in group, typically from Parent.

Option Entitlement:	A number equal to the product of the Applicable Percentage and [______][10].

Strike Price:	USD [______]

Cap Price:	USD [______]

Premium:	USD [______]

Premium Payment Date:	The closing date for the initial issuance of the Convertible Notes

Exchange:	The Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section [14.03] and Section [14.04(h)] of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section [14.02(b)] of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of a conversion of such Convertible Note pursuant to Section [14.02(j)] of the Indenture.

Free Convertibility Date:	December 15, 2031

Expiration Time:	The Valuation Time

Expiration Date:	March 15, 2032 subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exericse of Remaining Repurchase Options After Free Convertibiltiy Date” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the the Free Convertibility Date, in respect of which a Notice of Conversion (as defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder (as defined in the Indenture), a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such

[10]	Insert the initial Conversion Rate for the Convertible Notes.

Conversion Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated February [ ], 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”)][11] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Automatic Exercise of RemainingRepurchase Options AfterFree Convertibility Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date that it does not wish automatic exercise to occur with respect to any Remaining Repurchase Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Convertible Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were outstanding under the Indenture and were converted with a “Conversion Date” (as such term is defined in the Indenture) occurring on or after the Free Convertibility Date and (ii) the Settlement Method applied to such Convertible Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Convertible Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events (as defined below) of the type described in clause (y) of Section 9(i)(iii) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated hereunder relating to Repurchase Events during the term of the Transaction (“Repurchase Event Options”). Counterparty shall notify Dealer in writing of the number of Remaining Repurchase Options before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date.

[11]	Include for Additional Call Option Confirmation only.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in Cash (each as defined below), the Cash Percentage (as defined in the Indenture). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevantp Settlement Method:	In respect of any Option:

(i) if Counterparty has not elected to settle all or any of its conversion obligations in respect of the related Convertible Note in excess of its principal amount in cash, either by specifying a Cash Percentage of 0% or by not timely specifying a Cash Percentage, in each case, pursuant to Section [14.02(a)(ii)] of the Indenture, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in excess of its principal amount in a combination of cash and Shares by specifying a Cash Percentage less than 100% but greater than 0% pursuant to Section [14.02(a)(ii)] of the Indenture, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in excess of its principal amount entirely in cash by specifying a Cash Percentage of 100% pursuant to Section [14.02(a)(ii)] of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the product of (1) the Cash Percentage and (2) the Daily Option

Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii)(A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page ITRI <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or commercial banks in New York are authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ITRI <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option, the 50 consecutive Valid Days commencing on, and including, the 51st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as the issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (such Rule, “Rule 144” and such Act, the “Securities Act”)).
3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or any “Last Reported Sale Price”, “Daily VWAP”, “Daily Conversion Value”, “Daily Settlement Amount” or “Daily Net Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to Holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which Holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the [third] paragraph of Section [14.04(c)] of the Indenture or [third] paragraph of Section [14.04(d)] of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to the extent an analogous adjustment is required to be made pursuant to the Indenture in connection with such Potential Adjustment Event.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty, its board of directors or a committee thereof (including, without limitation, pursuant to Section [14.05] of the Indenture, Section [14.07] of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section [14.04(b)] of the Indenture or Section [14.04(c)] of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section [14.04(b)] of the Indenture) or “SP0” (as such term is used in Section [14.04(c)] of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the

Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	[Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.]

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, which section shall not apply with respect to the Transaction, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Specified Corporate Event” in Section [14.07(a)] of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section [14.04(e)] of the Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to the extent an analogous adjustment is required to be made pursuant to the Indenture in connection with such Merger Event, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision, provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation, limited liability company or partnership that is, in each case, treated as a corporation for U.S. tax purposes or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such

Merger Event or Tender Offer will not be a corporation, limited liability company or partnership that is, in each case, treated as a corporation for U.S. tax purposes and that is organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, except that any adjustment in respect of an Announcement Event shall be made in a commercially reasonable manner; provided that, in respect of an Announcement Event, (v) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (w) the word “shall” in the second line shall be replaced with “may” and the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the Transaction of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the phrases “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent may, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly in a commercially reasonable manner) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement (whether by Counterparty, a subsidiary, affiliate, agent or representative of Counterparty, or a Valid Third Party Entity (any such person or entity, a “Relevant Party”)) of any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (ii) the public announcement by a Relevant Party of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Counterparty as of the date of such announcement (a

“Transformative Transaction”) or the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (iii) the public announcement by a Relevant Party of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iv) any subsequent public announcement by a Relevant Party of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (or a subsidiary, affiliate, agent or representative of such a third party), as determined by Calculation Agent, it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent may take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares and/or options on the Shares.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definition, any determination of a Change in Law shall be consistently applied by the Determining Party across transactions similar to the Transaction and for counterparties similar to Counterparty.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that it shall not constitute a Hedging Disruption if such situation is solely due to the deterioration of the creditworthiness of the Hedging Party; provided further that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer. Following any determination by the Hedging Party hereunder, the Hedging Party shall within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be. All calculations, adjustments and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Determining Party:	For all applicable Extraordinary Events, Dealer. Following any determination by the Determining Party hereunder, the Determining Party shall within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be. All calculations, adjustments, and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent. Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent or the Determining Party in respect of this Transaction, the Calculation Agent or the Determining Party, as the case may be, will within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

5. Account Details.

(a)	Account for payments to Counterparty:

To be provided.

Account for delivery of Shares to Counterparty:

To be provided.

(b)	Account for payments to Dealer:

[ ]

Account for delivery of Shares from Dealer:

To be provided.

6. Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [ ]

7. Notices.

(a)	Address for notices or communications to Counterparty:

[ ]

(b)	Address for notices or communications to Dealer:

[ ]

8. Representations and Warranties of Counterparty.

In addition to the representations and warranties set forth in Section 3(a) of the Agreement, Counterparty hereby represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of February [ ], 2026, between Counterparty and J.P. Morgan Securities LLC, as representative of the Initial Purchasers named therein (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(b)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(c)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(d)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(e)

Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(g)	Each of Counterparty and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(h)

No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(j)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(k)

On and immediately after the Trade Date and Premium Payment Date, (A) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (B) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (C) Counterparty will be able to continue as a going concern; (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase the Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including Section 23B.06.310 of the Washington Business Corporation Act).

9. Other Provisions.

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 3(a) of the Agreement; provided that any such opinion of counsel may contain customary exceptions and qualifications. Delivery of such opinion or opinions, as the case may be, to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the number of outstanding Shares as determined on such day, subject to any adjustments provided herein, is (i) less than [ ][12] million (in the case of the first such notice)

[12]

Insert the number of Shares outstanding that would cause the Dealer with the highest Applicable Percentage’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by 0.5%.

or (ii) thereafter more than [ ][13] million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

[13]

Insert the number of Shares that, if repurchased, would cause the Dealer with the highest Applicable Percentage’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by a further 0.5% from the threshold for the first Repurchase Notice.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(C)

Dealer will not, as a result of such transfer and assignment, (i) receive from the transferee or assignee on any payment or delivery date any payment or delivery less than an amount that Dealer would have been entitled to receive from Counterparty in the absence of such transfer or assignment or (ii) be required to pay the transferee on any payment date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(D)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(E)	The transferee or assignee shall provide Dealer with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction;

(F)

Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (C) and (D) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than the credit rating of Dealer’s Credit Support Provider, if any or, if no Credit Support Provider is specified for Dealer, the credit rating of Dealer, in each case at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used generally for similar transactions, by Dealer’s Credit Support Provider, if any, [or its ultimate parent][14], or (B) to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer, Dealer’s ultimate parent, or the Credit Support Provider (if any) whichever is highest at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually

[14]	Include if Dealer is not parent entity and no Credit Support Provider is designated.

agreed by Counterparty and Dealer; provided that either (x) the transferee shall be a “dealer in securities” within the meaning of Section 475(c)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (y) the transfer will not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code; provided further that (x) Counterparty shall not, as a result of such transfer or assignment, (i) receive from the transferee or assignee on any payment or delivery date any payment or delivery less than an amount that Counterparty would have been entitled to receive from Dealer in the absence of such transfer or assignment or (ii) be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment, (y) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction and (z) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that results described in clause (x) will not occur upon or after such transfer and assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations, mandatory takeover offers or other requirements (including obtaining prior approval from shareholders or any other person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be advisable, based on such advice of counsel, under applicable legal and regulatory requirements, to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved].

(h)

[CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, (i) pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act, and (ii) Counterparty may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans, financial assistance or other investment, tax credit or relief (tax or otherwise, howsoever defined) under any program, stimulus package or facilities now existing or that may be established in the future under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility), whether in existence as of the Trade Date or subsequently enacted, adopted or amended, including without limitation the CARES Act and the Federal Reserve Act, as amended (such financial assistance, collectively with CARES Act Loans, “Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and shall not until after the first date on which no portion of this Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of this Transaction apply for, any Financial Assistance if the existence of, or performance of the terms of, this Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).][15]

(i)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder:

(A)

Counterparty shall, within one Scheduled Trading Day of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)

upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the Conversion Date for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes][16] and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) the sum of (i) the amount of cash paid (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note, multiplied by the fair market value of one Share as determined by the Calculation Agent, minus (y) USD 1,000;

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

[15]	Subject to such further updates as individual banks may request.
[16]	Include in Additional Call Option Confirmation only.

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section [6.01] of the Indenture and such event of default results in the Convertible Notes becoming or being declared due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)

Within five Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event pursuant to Section [15.02][17] of the Indenture or Section [16.01][18] of the Indenture, shall notify Dealer of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may notify Dealer in writing of such Repayment Event, in each case, including the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty set forth in Section 8(g) hereunder as of the date of such Repayment Notice[; provided, further that, any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation][19]. The receipt by Dealer from Counterparty of any Repayment Notice, within the applicable time period set forth in the preceding sentence shall constitute an Additional Termination Event as provided in this Section 9(i)(iii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repayment Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) [(x)] the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, [minus (y) the number of “Repayment Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Convertible Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated),][20] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the

[17]	Include cross reference to provision in the Indenture providing for holder fundamental change put right.
[18]	Include cross reference to provision in the Indenture providing for company optional redemption right.
[19]	Include for additional call option confirmation only.
[20]	Include in the Additional Call Option Confirmation.

terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repayment Event pursuant to Section [15.02][21] or Section [16.01][22] of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the excess of (I) the amount paid by the Counterparty per Convertible Note pursuant to Section [15.02][23] or Section [16.01][24] of the Indenture, as applicable, over (II) USD 1,000. “Repayment Event” means that (i) any Convertible Notes are repurchased or redeemed (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to the preceding Section 9(i)(ii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the Holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, Reference Property (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(iv)

Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the Conversion Rate, Conversion Rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section [10.01(k)] of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section [14.07] of the Indenture, or (z) Section [10.01(a)] of the Indenture that, as determined by the Calculation Agent, cures any ambiguity, omission, defect or inconsistency in the Indenture or the Convertible Notes), in each case, without the consent of Dealer.

(j) Amendments to Equity Definitions.

(i)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (1) deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “or the Options” at the end of the sentence and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterpart’s own stock or (ii) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations.

(ii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “such an event” in the second line thereof with “(x) an Insolvency Filing Dealer may elect or (y) a Change in Law”, (2) inserting the words “(as applicable)” immediately following the words

[21]	Include cross reference to provision in the Indenture providing for holder fundamental change put right.
[22]	Include cross reference to provision in the Indenture providing for company optional redemption right.
[23]	Include cross reference to provision in the Indenture providing for holder fundamental change put right.
[24]	Include cross reference to provision in the Indenture providing for company optional redemption right.

“notice to the other party” in the fourth line thereof and (3) inserting immediately prior to the period at the end thereof with the words “; provided that Counterparty may only elect to terminate the Transaction upon the occurrence of a Change in Law if concurrently with electing to terminate the Transaction Counterparty represents and warrants to Dealer that it is not in possession of any material non-public information with respect to Counterparty or the Shares, and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws”.

(k)

No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, no obligations of either party hereunder are secured by any collateral. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply and (b) Counterparty represents and warrants to Dealer, as of the date of such election, that it is not in possession of any material non-public information with respect to Counterparty or the Shares making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by holders of all or substantially all Shares (determined on a per Share basis and without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act (other than as a result of Dealer being or having been in the three months preceding an “affiliate” (as defined under Rule 144) of Counterparty), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and type, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement of similar size and type), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(o)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, based on the advice of counsel in the case of the immediately following clause (ii), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance (x) with applicable legal, regulatory or self-regulatory requirements, or (y) with related policies and procedures applicable to Dealer that are consistently applied across transactions similar to the Transaction and to counterparties similar to Counterparty.

(q)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(t)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)

Early Unwind. In the event the sale of the [“Firm Notes”][25][“Additional Notes”][26] (as defined in the Purchase Agreement is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer the opinion of counsel required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date or Premium Payment Date, as the case may be. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

[25]	Insert for Base Call Option Confirmation.
[26]	Insert for Additional Call Option Confirmation.

(w)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, the Calculation Agent may, in good faith and in a commercially reasonable manner, determine whether the relevant transaction or event has had a material economic effect on the Transaction and, if so, may adjust the Cap Price to preserve the fair value of the Options to Dealer (provided that in no event shall the Cap Price be less than the Strike Price) in a commercially reasonable manner. Solely for purposes of this Section 9(x) (i) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Section 9(j)(i), and in the case of the definition of “Tender Offer”, as if all references to “voting shares” in Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions were instead references to “Shares”) and (ii) “Extraordinary Dividend” means any cash dividend on the Shares.

(y)	Tax Matters.

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. “Tax,” as used in Section 9(y)(iii) of this Confirmation, and “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include (A) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (B) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)

Tax Documentation. For purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, each party shall provide to the other party a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, or applicable U.S. Internal Revenue Service Form W-8, or any successor thereto, as the case may be, (i) on or before the date of execution of this Confirmation, (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) promptly upon reasonable request of the other party. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents that may be required or reasonably requested by the other party.

(iii)	Payor Tax Representations. For the purpose of Section 3(e) of the Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 9(y)(iv) of this Confirmation, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in the last sentence of Section 9(y)(iv) of this Confirmation, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(iv)

Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty represents that it (a) is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Washington and (b) is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

For the purpose of Section 3(f) of the Agreement, Dealer represents that [(a) it is a corporation for U.S. federal income tax purposes and is organized under the laws of the United States and (b) it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)]27.

Each party agrees to give notice of any failure of a representation made by it under this Section 9(y)(iv) to be accurate and true promptly upon learning of such failure.

(z)	[Include other Dealer boilerplate]

(aa)

[U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express

[27]	Once Dealer has been determined, update as necessary to reflect appropriate tax representations for Dealer.

recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.][28]

(bb)	[Regulatory Provisions.

(i)

Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(ii)

Counterparty has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options.][29]

[28]	Include if applicable for Dealer.
[29]	Include if applicable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

[DEALER]

By:
Name: Title:

Accepted and confirmed

as of the Trade Date:

ITRON, INC.

By:
Authorized Signatory Name:

[Signature Page to [Base][Additional] Call Option Transaction]